Exhibit 99.3

Richard H. Walker	Deutsche Bank AG
General Counsel	Legal Department
60 Wall Street, MS NYC60-3601
New York, NY 10005

Tel 212-250-8200
Fax 212-797-4569

richard.h.walker@db.com

January 29, 2008

Mr. Gary C. Dunton

Chief Executive Officer and President

MBIA Inc.

113 King Street

Armonk, NY 10504

Dear Gary:

I have concluded that I should resign from MBIA’s Board. I do so with great regret and only after very careful consideration of the interests of both MBIA and Deutsche Bank.

When I joined MBIA’s Board in 2006, existing business relationships between MBIA and Deutsche Bank provided no basis to believe that I would be unable to give both institutions my full attention and undivided loyalty. Given the events of the past week, however, I am now in a position where I can no longer be confident that continuing to act on behalf of both institutions will not lead to the possibility of an appearance that I may have reason to favor one over the other on a matter of great importance to both. In these circumstances, my ability to continue to act on behalf of either institution may be constrained. Given the importance of restoring credibility in the marketplace, I would not want my role to become a distraction to ongoing efforts to achieve this goal.

I am proud to have been associated with MBIA, and I would have liked to continue serving on MBIA’s Board. I leave the Board with great affection for all my fellow directors and with appreciation for their wisdom and dedication. I would also be remiss if I did not applaud the exceptional MBIA staff. I am confident that this top-flight staff, with the Board’s support, will guide MBIA to future successes.

Sincerely,

Richard H. Walker

cc: Members of the Board of Directors